Filed pursuant to Rule 424(b)(3)
Registration No. 333-183602

PROSPECTUS SUPPLEMENT NO. 3
To Prospectus dated March 6, 2013

OvaScience, Inc.

7,630,683 Shares of Common Stock

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This prospectus supplement no. 3 supplements the prospectus dated March 6, 2013, relating to the offering and resale by the selling stockholders of up to 7,630,683 shares of common stock, par value $0.001 per share. These shares were privately issued to the selling stockholders in connection with private placement transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in (i) our attached registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on April 25, 2013, and (ii) our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on April 25, 2013.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is presently quoted for trading on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system under the symbol “OVSC”.  On April 25, 2013, the closing price of our common stock, as quoted on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system, was $10.54 per share.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is April 25, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-1472564
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

215 First Street, Suite 240, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, $0.001 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  Not applicable

Item 1.  Description of Registrant’s Securities to be Registered.

The description under the heading “Description of Capital Stock” relating to the Registrant’s Common Stock, $0.001 par value per share, in the prospectus included in the Registrant’s Registration Statement on Form S-1 (File No. 333-183602), as amended (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) is incorporated herein by reference.  Any form of prospectus subsequently filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act that constitutes part of the Registration Statement shall be deemed to be incorporated herein by reference.

Item 2.  Exhibits.

None.

2

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OVASCIENCE, INC.

By:	/s/ Michelle Dipp, M.D., Ph.D.
Michelle Dipp, M.D., Ph.D.
President and Chief Executive Officer

April 25, 2013

3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 25, 2013

OvaScience, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54647	45-1472564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On April 25, 2013, OvaScience, Inc. (the “Company”) announced that its common stock had been approved for listing on the NASDAQ Global Market (“NASDAQ”) and is expected to begin trading on NASDAQ under the ticker symbol “OVAS” on April 30, 2013.  The Company’s common stock will continue to trade on the Over the Counter Bulletin Board until the market close on April 29, 2013.

The press release of the Company announcing the approval of the listing of the Company’s common stock on NASDAQ is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

IMPORTANT ADDITIONAL INFORMATION

Statements in this Current Report on Form 8-K that are not strictly historical, including whether and when the Company’s common stock will commence trading on NASDAQ, constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC and in other filings that the Company periodically makes with the SEC. The Company assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: April 25, 2013	/s/ Michelle Dipp, M.D., Ph.D.
Michelle Dipp, M.D., Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated April 25, 2013

Exhibit 99.1

OvaScience Announces Listing on NASDAQ Under Ticker Symbol “OVAS”

CAMBRIDGE, Mass., April 25, 2013 — OvaScienceSM, (OTC: OVSC), a life sciences company focused on the discovery, development and commercialization of new treatments for infertility, today announced that the Company’s common stock that currently trades on the Over-the-Counter Bulletin Board has been approved for listing on the NASDAQ Global Market (NASDAQ) and is expected to begin trading on NASDAQ under the ticker symbol “OVAS” on April 30, 2013.  As of listing on NASDAQ, the Company’s common stock will no longer be quoted on the Over-the-Counter Markets.

About OvaScience

OvaScience is a life sciences company focused on the discovery, development and commercialization of new treatments for infertility.  The Company’s patented technology is based on the discovery of egg precursor cells (EggPCSM), which are found in the ovaries.  By applying proprietary technology to identify and purify EggPCs, AUGMENTSM aims to improve egg quality and increase the success of in vitro fertilization (IVF).  OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com.

Forward-Looking Statements

Any statements in this press release regarding OvaScience’s future expectations, plans and prospects, including whether and when OvaScience’s common stock will commence trading on NASDAQ, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in the “Risk Factors” section of OvaScience’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and in other filings that OvaScience periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent OvaScience’s views as of the date of this press release.  While OvaScience may elect to update these forward-looking statements at some point in the future, OvaScience expressly disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing OvaScience’s views as of any date subsequent to the date of this press release.